Exhibit 99.1

                 Fred's Reports Year-End 2006 Results

    MEMPHIS, Tenn.--(BUSINESS WIRE)--March 22, 2007--Fred's, Inc.
(NASDAQ:FRED) today reported financial results for the 14-week fourth quarter and 53-week 2006 fiscal year, which ended February 3, 2007, versus 13-week and 52-week periods for fiscal 2005.

    Net income for the fourth quarter of 2006 totaled $9.2 million or $0.23 per diluted share, after recognizing charges in the quarter totaling $3.0 million or $0.05 per diluted share related to the elimination of Boys and Girls apparel departments and the planned closing of 23 stores and pharmacies. The Company's earnings for the fourth quarter of 2006 also included stock compensation expense of $0.01 per diluted share associated with the implementation of Statement of Financial Accounting Standards No. 123R, "Share-Based Payments" (SFAS 123R). Net income in the prior-year period was $9.6 million or $0.24 per diluted share. The Company recorded no stock compensation expense in the comparable period last year.

    For the year ended February 3, 2007, net income increased 2% to $26.7 million or $0.67 per diluted share, from net income of $26.1 million or $0.66 per diluted share for 2005. The Company's earnings for 2006 included the $0.05 per diluted share restructuring charges and stock compensation expense totaling $0.03 per diluted share; the Company recorded no stock compensation expense in fiscal 2005.

    Total sales for the fourth quarter of 2006 increased 17% to $535.6 million from $456.5 million in the same period last year. For 2006, total sales increased 11% to $1.767 billion compared with $1.589 billion in the year-earlier period. The foregoing sales results reflect an additional week of sales in the fourth quarter and full year ended February 3, 2007. Adjusting for this extra week, total sales for both the quarter and year ended February 3, 2007, would have increased 8%. On a comparable store basis, sales increased 2.0% for the quarter versus a 2.5% increase in the year-earlier period. Comparable store sales for 2006 increased 2.4% versus 1.2% in 2005.

    Commenting on the results, Michael J. Hayes, Chief Executive Officer, said, "I am pleased with the way we executed our plan in the fourth quarter, meeting goals for sales, expenses and operating income. On a comparable basis, excluding the effect of restructuring costs and stock option expense, fourth quarter operating income improved approximately 20% over the same period last year, as earnings per diluted share, excluding the impact of restructuring, reached the high end of our forecast.

    "At the same time, we also made continued headway with the operational and marketing initiatives we have underway to improve future performance," Hayes continued. "The roll-out of our store refresher program and new merchandising strategies will improve the look and feel of our stores. This will be backed by a new branding campaign, including expanded television and radio advertising expenditures, which, together with the refresher program, will help maintain the operating momentum we saw in 2006."

    Fred's gross profit for the fourth quarter increased 12% to $140.5 million from $125.7 million in the prior-year period. Gross profit was reduced by $2.1 million of below-cost inventory adjustments related to the Company's decision to eliminate Boys and Girls apparel and estimated costs of liquidating inventory in planned store closings. The amount of below-cost inventory adjustments was based on management's assumptions and actual results may vary from these estimates. Gross margin for the quarter was 26.2% (net of 0.4% in restructuring expenses) versus 27.5% last year. In addition to the factors listed above, gross margin in the fourth quarter was lower as a result of higher markdowns in the general merchandise departments due to the competitive environment and the lower margin on Medicare sales in the Company's pharmacy department. Gross profit for 2006 increased 10% to $494.9 million from $448.2 million last year. Gross margin for 2006 was 28.0% versus 28.2% last year.

    Selling, general and administrative expenses for the fourth quarter of 2006 declined to 23.5% of sales versus 24.3% of sales in the year-earlier period. Expenses for the fourth quarter were increased by $0.9 million (0.2%) of estimated costs for impaired leasehold improvements and fixtures in planned store closings. The favorable leverage of selling, general and administrative expenses for the quarter was primarily attributable to better management of store labor and control of inventory levels throughout the quarter. For 2006, selling, general and administrative expenses was 25.7% of sales, the same as in 2005.

    Operating income for the fourth quarter of 2006 declined 1% to $14.4 million from $14.5 million in the year-earlier period. Operating income was 2.7% of sales in the fourth quarter of 2006 compared with 3.2% of sales last year. Operating income for 2006 increased 2% to $40.9 million from $40.1 million in the prior year. Operating income for 2006 was 2.3% of sales versus 2.5% of sales last year. Excluding the effects of restructuring and stock option expenses recorded in 2006, but not in 2005, operating income for 2006 was $45.7 or 14% higher than for 2005.

    In the fourth quarter, Fred's opened 13 stores and four pharmacies, bringing the total openings for the year to 59 stores and 16 pharmacies. The Company's total selling square footage increased approximately 9% for the year.

    Looking ahead, the Company expects total earnings per diluted share for 2007 to be in the range of $0.75 to $0.82. These estimates include additional anticipated costs associated with the announced closings of stores and pharmacies of approximately $2.0 million or $0.03 per diluted share. Also included in the Company's operating forecast for 2007 are approximately $7.8 million in other federally mandated expenses discussed, as discussed below. For the first quarter of 2007, Fred's expects earnings per diluted share to be in the range of $0.19 to $0.21. Fred's bases these earnings estimates on following assumptions:

    -- Comparable store sales for the first quarter are expected to increase in the range of 2% to 4% and are anticipated to increase for the full year in the range of 3% to 5%. Total sales are expected increase in the range of 8% to 11% for the first quarter and 6% to 9% for the year.

    -- Incremental expenses related to the expected minimum wage legislation are estimated to be $3.8 million. The sales estimates above include an anticipated benefit in third and fourth quarter from increased consumer spending associated with a higher minimum wage.

    -- The impact from the federally approved Average Manufacturer's Price (AMP) program is expected to become effective on June 1, reducing Fred's 2007 gross profit by approximately $4.0 million.

    -- In 2007, the Company plans to open approximately 35 to 40 new stores, 15 to 25 new pharmacies, and expects to close certain stores, resulting in net growth in selling square footage in the range of 1% to 3% for the year.

    -- Planned capital expenditures in 2007 are expected to be approximately $25.0 to $28.0 million.

    -- Included in the Company's 2007 plan are increased expenses related to Fred's television branding campaign and the roll-out of its refresher program.

    Concluding, Hayes said, "For Fred's, 2007 will be a year in which we focus on improving our operations, bringing our stores up-to-date, and increasing customer awareness through our branding campaign, with the objective of driving store growth at a 7% to 10 % pace in 2008."

    Fred's, Inc. operates 701 discount general merchandise stores, including 24 franchised Fred's stores in the southeastern United
States. For more information about the Company, visit Fred's website on the Internet at www.fredsinc.com.

    A public, listen-only simulcast and replay of Fred's fourth quarter conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until April 22, 2007.

    Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same, a disruption in the Company's data processing services, costs and delays in acquiring or developing new store sites, and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.


                             FRED'S, INC.
                    Unaudited Financial Highlights
               (in thousands, except per share amounts)


                                   14 Weeks      13 Weeks
                                    Ended         Ended
                                   Feb. 3,       Jan. 28,     Percent
                                     2007          2006       Change
                                 ------------  ------------  ---------

Net sales                       $    535,564  $    456,531       17.3%
Operating income                $     14,394  $     14,529       -0.9%
Net income                      $      9,172  $      9,568       -4.1%
Net income per share:
  Basic                         $       0.23  $       0.24       -4.2%
  Diluted                       $       0.23  $       0.24       -4.2%
Average shares outstanding:
  Basic                               39,820        39,681
  Diluted                             39,898        39,807


                                   53 Weeks      52 Weeks
                                    Ended         Ended
                                   Feb. 3,       Jan. 28,     Percent
                                     2007          2006       Change
                                 ------------  ------------  ---------

Net sales                       $  1,767,239  $  1,589,342       11.2%
Operating income                $     40,949  $     40,081        2.2%
Net income                      $     26,746  $     26,094        2.5%
Net income per share:
  Basic                         $       0.67  $       0.66        0.0%
  Diluted                       $       0.67  $       0.66        0.0%
Average shares outstanding:
  Basic                               39,770        39,632
  Diluted                             39,858        39,772


                             FRED'S, INC.
             Unaudited Fiscal 2006 Fourth Quarter Results
               (in thousands, except per share amounts)


                               14 Weeks             13 Weeks
                                Ended                Ended
                               Feb. 3,     % of     Jan. 28,    % of
                                 2007      Total      2006      Total
                              ----------  -------  ----------  -------
Net sales                    $  535,564    100.0% $  456,531    100.0%
Cost of goods sold              395,031     73.8%    330,867     72.5%
                              ----------  -------  ----------  -------
Gross profit                    140,533     26.2%    125,664     27.5%
Selling, general and
 administrative expenses        126,139     23.5%    111,135     24.3%
                              ----------  -------  ----------  -------
Operating income                 14,394      2.7%     14,529      3.2%
Interest expense, net               234      0.1%        106      0.0%
                              ----------  -------  ----------  -------
Income before income taxes       14,160      2.6%     14,423      3.2%
Provision for income taxes        4,988      0.9%      4,855      1.1%
                              ----------  -------  ----------  -------
Net income                   $    9,172      1.7% $    9,568      2.1%
                              ==========  =======  ==========  =======
Net income per share:
  Basic                      $     0.23           $     0.24
                              ==========           ==========
  Diluted                    $     0.23           $     0.24
                              ==========           ==========
Weighted average shares
 outstanding:
  Basic                          39,820               39,681
                              ==========           ==========
  Diluted                        39,898               39,807
                              ==========           ==========


                    Unaudited Fiscal 2006 Results
               (in thousands, except per share amounts)


                               53 Weeks             52 Weeks
                                Ended                Ended
                               Feb. 3,     % of     Jan. 28,    % of
                                 2007      Total      2006      Total
                              ----------  -------  ----------  -------
Net sales                    $1,767,239    100.0% $1,589,342    100.0%
Cost of goods sold            1,272,320     72.0%  1,141,105     71.8%
                              ----------  -------  ----------  -------
Gross profit                    494,919     28.0%    448,237     28.2%
Selling, general and
 administrative expenses        453,970     25.7%    408,156     25.7%
                              ----------  -------  ----------  -------
Operating income                 40,949      2.3%     40,081      2.5%
Interest expense, net               736      0.0%        826      0.1%
                              ----------  -------  ----------  -------
Income before income taxes       40,213      2.3%     39,255      2.4%
Provision for income taxes       13,467      0.8%     13,161      0.8%
                              ----------  -------  ----------  -------
Net income                   $   26,746      1.5% $   26,094      1.6%
                              ==========  =======  ==========  =======
Net income per share:
  Basic                      $     0.67           $     0.66
                              ==========           ==========
  Diluted                    $     0.67           $     0.66
                              ==========           ==========
Weighted average shares
 outstanding:
  Basic                          39,770               39,632
                              ==========           ==========
  Diluted                        39,858               39,772
                              ==========           ==========


                             FRED'S, INC.
                       Unaudited Balance Sheet
                            (in thousands)

                                                 Feb. 3,     Jan. 28,
                                                  2007         2006
                                                ---------    ---------
ASSETS:
Cash and cash equivalents                      $   2,475    $   3,145
Inventories                                      304,969      303,800
Receivables                                       29,097       20,622
Other non-trade receivables                       18,953       11,181
Prepaid expenses and other current assets         12,224       10,790
                                                ---------    ---------
  Total current assets                           367,718      349,538
Property and equipment, net                      138,421      139,899
Other noncurrent assets                            9,570        8,704
                                                ---------    ---------
  Total assets                                 $ 515,709    $ 498,141
                                                =========    =========


LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable                               $  64,349    $  78,491
Current portion of indebtedness                      385          510
Current portion of capital lease obligation          352          543
Accrued expenses and other                        42,159       31,449
Deferred tax liability                            16,396       18,329
Income taxes payable                               4,188        6,196
                                                ---------    ---------
  Total current liabilities                      127,829      135,518

Long-term portion of indebtedness                  2,216        6,338
Deferred income taxes                             12,425       10,494
Long-term portion of capital lease obligations       115          477
Other noncurrent liabilities                       3,856        5,719
                                                ---------    ---------
  Total liabilities                              146,441      158,546
Shareholders' equity                             369,268      339,595
                                                ---------    ---------
  Total liabilities and shareholders' equity   $ 515,709    $ 498,141
                                                =========    =========


    CONTACT: Fred's, Inc., Memphis
             Jerry A. Shore, 901-362-3733, ext. 2217
             Executive Vice President and Chief Financial Officer